Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

WTMA MERGER SUBSIDIARY CORP.,

and

WaveTech Group, INC.

dated as of October 31, 2022

i

(Continued)

(Continued)

(Continued)

(Continued)

Exhibits
Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit C	Form of Amended and Restated Bylaws of Acquiror

v

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger, dated as of October 31, 2022 (this “Agreement”), is made and entered into by and among Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“Acquiror”), WTMA Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and WaveTech Group, Inc., a Delaware corporation (the “Company”).

RECITALS

Whereas, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

Whereas, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “WaveTech Group, Inc.”;

Whereas, prior to the Effective Time (as defined below), each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (as defined below) (the “Company Preferred Conversion”);

Whereas, upon the Effective Time and following the Company Preferred Conversion, all shares of the Company Capital Stock (as defined below) and Company Awards (as defined below) will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration as set forth in this Agreement;

Whereas, each of the parties hereto intends that, for United States federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

Whereas, the Board of Directors of the Company has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and (iii) recommended the approval of this Agreement by the Company’s stockholders;

Whereas, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders;

Whereas, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Whereas, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

Whereas, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support and Lock-Up Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, (i) to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (ii) not to sell, transfer, convey or assign any Acquiror Common Shares until after the six (6) month anniversary of the Closing Date, subject to the terms and conditions of the Company Holders Support and Lock-Up Agreement;

Whereas, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and each of its stockholders named therein has executed and delivered to the Company the Sponsor Support and Lock-Up Agreement (as defined below) pursuant to which the Sponsor and each of its stockholders named therein has agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (ii) not to sell, transfer, convey or assign any Acquiror Common Shares until after the six (6) month anniversary of the Closing Date, subject to the terms and conditions of the Sponsor Support and Lock-Up Agreement;

WHEREAS, after the date hereof, Acquiror may enter into PIPE Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which (being acceptable to the Company), such PIPE Investors agree to purchase from Acquiror shares of Acquiror Common Stock in an aggregate purchase price to be determined by Acquiror and the Company, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, after the date hereof, the Company may enter into Company Convertible Notes Subscription Agreements (as defined below) with Company Convertible Notes Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which (being acceptable to the Acquiror), such Company Convertible Notes Investors agree to purchase the Series B Company Convertible Notes in the aggregate principal amount of up to $15,000,000 or such other amount to be agreed by the Company and the Acquiror, such purchases to be consummated prior to the Closing; and

Whereas, at the Closing, Acquiror, the Sponsor, the Major Company Stockholders (as defined below), the PIPE Investors and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means the common stock of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(h).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.7(a).

“Acquiror Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Acquiror Rights” mean (i) the 352,054 issued and outstanding rights underlying private units of Acquiror to acquire one-tenth of one Acquiror Common Share issued by Acquiror in connection with the initial public offering of Acquiror (including in the partial exercise by Chardan Capital Markets, LLC of its overallotment option) to the Sponsor; and (ii) the 7,727,686 issued and outstanding rights to acquire one-tenth of one Acquiror Common Share and which, along with the Acquiror Common Shares, comprised the Acquiror Units sold in the initial public offering of Acquiror (including in the partial exercise by Chardan Capital Markets, LLC of its overallotment option).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Share Value” means $10.00 with respect to each Acquiror Common Share.

“Acquiror Stockholder Approval” means the approval of those Transaction Proposals identified in clauses (A) through (I) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock, present and entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Unit” means units consisting of one Acquiror Common Share and one right to acquire one-tenth of one Acquiror Common Share sold in the initial public offering of Acquiror.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, any inquiry, offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 5% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 5% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 5% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 5% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 5% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 5% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, complaint, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Aggregate Fully Diluted Company Common Shares” means all of the shares of Company Common Stock issued or issuable immediately prior to the Effective Time with respect to any all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into shares of Company Common Stock, determined using the treasury stock method, including, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable), Restricted Stock Unit Awards, and Series A Company Convertible Notes, in each case, that are outstanding immediately prior to the Effective Time after giving effect to the Company Preferred Conversion, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time.

“Aggregate Merger Consideration” means 15 million Acquiror Common Shares. For the avoidance of doubt, the agreed pre-money valuation of the Company is equivalent to the Aggregate Merger Consideration multiplied by the Acquiror Share Value, being $150.0 million.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(f).

“Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of the Acquiror from and after the Effective Time.

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Applicable Earnout Percentage” means, with respect to each Qualified Stockholder, the quotient of (A) the number of Acquiror Common Shares issued or issuable to such Qualified Stockholder in the Merger in respect of all of the shares of Company Common Shares, Company Convertible Notes or a Restricted Stock Unit Award held by such Qualified Stockholder immediately prior to the Effective Time, divided by (B) the total number of Acquiror Common Shares issued or issuable to all of the Qualified Stockholders in the Merger in respect of all of the shares of Company Common Shares, Company Convertible Notes or a Restricted Stock Unit Award held by all of the Qualified Stockholders immediately prior to the Effective Time.

“Available Cash” has the meaning specified in Section 7.2(a).

“Business Combination” has the meaning set forth in Article Fifth of the Amended and Restated Certificate of Incorporation of Acquiror as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Price” means, for each Trading Day, the closing price (based on such Trading Day) of Acquiror Common Shares on the principal securities exchange or securities market on which Acquiror Common Shares are then traded, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Acquiror and the Company.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option or a Restricted Stock Unit Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Shares” means shares of Company Common Stock.

“Company Common Stock” means the common stock of the Company.

“Company Convertible Note Investment” means the purchase of Series B Company Convertible Notes pursuant to the Company Convertible Note Subscription Agreements.

“Company Convertible Note Investors” means those certain investors participating in the Company Convertible Note Investment pursuant to the Company Convertible Note Subscription Agreements.

“Company Convertible Note Subscription Agreements” means the subscription agreements to be entered into by the Company, on terms and conditions acceptable to the Acquiror, after the date hereof and prior to Closing, pursuant to which the Company Convertible Note Investment will be consummated.

“Company Convertible Notes” means the Series A Company Convertible Notes and Series B Company Convertible Notes (if any).

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization.), Section 4.6 (Capitalization of the Company.), Section 4.7 (Capitalization of Subsidiaries.), and Section 4.16 (Brokers’ Fees) and Section 4.32 (Related Party Transactions).

“Company Holders Support and Lock-Up Agreement” means that certain Company Holders Support and Lock-Up Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror, Sponsor and the Company, as amended or modified from time to time.

“Company Incentive Plan” means the WaveTech Group, Inc. Incentive Compensation Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that, solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement (other than any action required to be taken pursuant to Section 6.1), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter to the extent that the adverse effect of such matter is reasonably apparent on the face of the disclosure, or (j) any action taken by, or at the request of, Acquiror or Merger Sub or taken or not taken by the Company as required by this Agreement, it being understood and agreed that any underlying Event related to such request for consent may be taken into account, to the extent not otherwise excluded pursuant to this definition; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the battery technology industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Modification in Recommendation” has the meaning specified in Section 8.2(c).

“Company Option” means an option held by a WaveTech GmbH shareholder to put the common shares of WaveTech GmbH to the Company in exchange for shares of Company Common Stock.

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” means the Company’s Series A Preferred Stock as defined and described in the Company’s Governing Documents on the date hereof.

“Company Real Property” means any of the Leased Real Property and, to the extent applicable, any real property owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants (including PCAOB audit fees) and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment) and the employer level payroll Taxes attributable to such payments, (iii) any and all filing fees payable by the Company or any of its Subsidiaries to any Governmental Authorities in connection with the transactions contemplated hereby, and (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; provided, however, except as expressly provided herein, Company Transaction Expenses shall not include Taxes other than Transfer Taxes.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, licenses and purchase orders.

“Cooley” has the meaning specified in Section 11.18(a).

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“Deducted Company Transaction Expenses Amount” means an amount equal to the lesser of (a) Company Transaction Expenses that constitute Unpaid Company Transaction Expenses, excluding any Company Transaction Expenses incurred by the Company that required the consent of Acquiror pursuant to Section 6.1(e)(ii) and (b) the amount set forth on Section 7.2(a) of the Company Disclosure Letter.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“EBITDARD Reference Amount” means for the applicable fiscal year, using results and expenses taken from the audited financial statements of Acquiror, including but not limited to the Company and its Affiliates, on a consolidated basis, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus research and development expenses, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by the Company with respect to the Registration Statement. In addition, any Acquiror or Merger Sub expenses incurred prior to or at the Closing that are included in Acquiror’s 2022 income statement will be excluded for purposes of EBITDARD Reference Amount calculation. For the purposes of calculating EBITDARD Reference Amount for the fiscal year of Acquiror ending December 31, 2023, EBITDARD Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.27(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“H1 Financial Statements” has the meaning specified in Section 6.3(b).

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Key Executive Alignment Program” has the meaning specified in Section 7.1(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceeding” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Stockholder” means each of the holders of Company Capital Stock set forth on Section 8.2(a)(v) of the Company Disclosure Letter.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock of Merger Sub.

“Minimum Available Cash Amount” has the meaning specified in Section 7.2(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means the Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons license.

“Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Real Property Lease, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use or planned use of, or materially impair the value of, such specific affected Company Real Property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (vii) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole; provided that if such Liens affect any Company Real Property, only to the extent such Liens do not materially disrupt the ordinary course operation of such specific Company Real Property.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Acquiror Common Stock (including any preferred or other securities convertible into Acquiror Common Stock or preferred stock of the Acquiror) pursuant to the PIPE Subscription Agreements or any subscription agreement entered into pursuant to Section 7.2(b).

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreements” means the subscription agreements to be entered into by the Acquiror, on terms and conditions acceptable to the Company, after the date hereof and prior to Closing, pursuant to which the PIPE Investment will be consummated.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Qualified Stockholder” means after giving effect to the Company Preferred Conversion, as of any date of determination, any holder of Company Common Stock, Company Convertible Notes or a Restricted Stock Unit Award as of immediately prior to the Effective Time.

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 8.2(c)(i) of the Company Disclosure Letter.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under the Company Incentive Plan.

“Revenue Reference Amount” means, for any fiscal year, the consolidated net revenues of Acquiror for such fiscal year determined in accordance with GAAP and as set forth on the audited consolidated financial statements of Acquiror for such fiscal year as included in the Annual Report on Form 10-K of Acquiror for such fiscal year; provided, however, that for the purposes of calculating Revenue Reference Amount for the fiscal year of Acquiror ending December 31, 2023, Revenue Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Company Convertible Notes” means the convertible promissory notes, dated between August 31, 2021 and October 4, 2022, of the Company in the aggregate principal amount of $1,057,500 and €4,926,995.89 outstanding on the date of this Agreement.

“Series B Company Convertible Notes” means the convertible promissory notes of the Company to be issued by the Company in the aggregate principal amount of up to $15,000,000, or such other amount to be agreed by the Company and Acquiror, pursuant to the terms of the Company Convertible Note Subscription Agreements after the date of this Agreement and prior to the Closing.

“Sponsor” means Welsbach Acquisition Holdings LLC, a Delaware limited liability company.

“Sponsor Support and Lock-Up Agreement” means that certain Sponsor Support and Lock-Up Agreement, dated as of the date hereof, by and among the Sponsor, the other parties listed on Schedule A of such agreement, Acquiror and the Company, as amended or modified from time to time.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(h).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Vendors” has the meaning specified in Section 4.29(a).

“Trading Day” means any day on which Acquiror Common Shares are tradeable on the principal securities exchange or securities market on which Acquiror Common Shares are then traded.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a)

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Acquiror Expenses” has the meaning specified in Section 2.4(c).

“Unpaid Company Transaction Expenses” has the meaning specified in Section 2.4(c).

“Updated Financial Statements” has the meaning specified in Section 6.3(a).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

“WTMA Group” has the meaning specified in Section 11.18(a).

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge or would have had actual knowledge in the exercise of a reasonable inquiry of their respective direct reports that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2 Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

Section 2.4 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Major Company Stockholders who have elected to execute the Registration Rights Agreement; and

(iv) (1) an original signed statement from the Company, that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) and reasonably satisfactory to Acquiror, and (2) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Acquiror to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably satisfactory to Acquiror.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) At the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf which shall include, without duplication, (x) Indebtedness of Acquiror permitted by Section 7.5(a)(vi), but for the avoidance of doubt excluding any additional PIPE Investments pursuant to Section 7.2(c), (whether or not Indebtedness or discounts), (y) out-of-pocket and unpaid legal fees, costs and expenses incurred by Acquiror (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, and (z) any unpaid fees incurred by Acquiror or Sponsor in connection with the initial public offering of Acquiror (and partial exercise of its over-allotment option in connection therewith) and owed to Chardan Capital Markets, LLC or fees incurred by Acquiror or Sponsor in connection with the PIPE Investment, in each case as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date (the amounts in this clause (i), the “Unpaid Acquiror Expenses”) and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date (“Unpaid Company Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5 Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time (and for the avoidance of doubt, in form and substance reasonably acceptable to Acquiror), shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the forms attached as Exhibits B and C hereto (with such changes as may be agreed in writing by Acquiror and the Company)), respectively, shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6 Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of the Company as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7 Tax Free Reorganization Matters. The parties hereto intend that, for United States federal income tax purposes (and, to the extent applicable, for state and local income tax purposes), the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters. In the event the SEC requires a tax opinion regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, Acquiror and the Company shall each use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor and shall use reasonable best efforts to cause their respective tax advisors to deliver such an opinion.

Section 2.8 Earnout.

(a) If (x) as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2023 for Acquiror filed with the SEC, (i) Acquiror’s Revenue Reference Amount for the year ended December 31, 2023 is equal to or greater than $23.7 million and (ii) Acquiror’s total EBITDARD Reference Amount for the year ended December 31, 2023 is equal to or greater than $(350,000), in each case excluding any results attributable to businesses acquired after the date of this Agreement, (y) if any Acquiror Common Stock has been issued subsequent to Closing in connection with any acquisition, (i) the Revenue Reference Amount per Acquiror Common Share for the year ended December 31, 2023, calculated on the basis of the number of Acquiror Common Shares outstanding immediately following the Closing plus the number of shares of Acquiror Common Stock issued subsequent to Closing in connection with any acquisition, is equal to or greater than the Revenue Reference Amount per Acquiror Common Share implied by $23.7 million and the number of Acquiror Common Shares outstanding immediately following Closing, and (ii) the EBITDARD Reference Amount per Acquiror Common Share for the year ended December 31, 2023, calculated on the basis of the number of Acquiror Common Shares outstanding immediately following the Closing plus the number of shares of Acquiror Common Stock issued subsequent to Closing in connection with any acquisition, is equal to or greater than the EBITDARD Reference Amount per Acquiror Common Share implied by $(350,000) and the number of Acquiror Common Shares outstanding immediately following Closing, or (z) at any time during the period following the Effective Time to December 31, 2023, the Closing Price per Acquiror Common Share is equal to or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, Acquiror shall promptly issue to each Qualified Stockholder, a number of Acquiror Common Shares equal to the product of (1) the Applicable Earnout Percentage, multiplied by (2) 3,750,000.

(b) If (x) as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2024 for Acquiror filed with the SEC (i) Acquiror’s Revenue Reference Amount for the year ended December 31, 2024 is equal to or greater than $54.8 million and (ii) Acquiror’s total EBITDARD Reference Amount for the year ended December 31, 2024 is equal to or greater than $16.9 million, in each case excluding any results attributable to businesses acquired after the date of this Agreement, (y) if any Acquiror Common Stock has been issued subsequent to Closing in connection with any acquisition, (i) the Revenue Reference Amount per Acquiror Common Share for the year ended December 31, 2024, calculated on the basis of the number of Acquiror Common Shares outstanding immediately following the Closing plus the number of shares of Acquiror Common Stock issued subsequent to Closing in connection with any acquisition, is equal to or greater than the Revenue Reference Amount per Acquiror Common Share implied by $54.8 million and the number of Acquiror Common Shares outstanding immediately following Closing, and (ii) the EBITDARD Reference Amount per Acquiror Common Share for the year ended December 31, 2024, calculated on the basis of the number of Acquiror Common Shares outstanding immediately following the Closing plus the number of shares of Acquiror Common Stock issued subsequent to Closing in connection with any acquisition, is equal to or greater than the EBITDARD Reference Amount per Acquiror Common Share implied by $16.9 million and the number of Acquiror Common Shares outstanding immediately following Closing, or (z) at any time during the period from January 1, 2024 to December 31, 2024, the Closing Price per Acquiror Common Share is equal to or exceeds $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, Acquiror shall promptly issue to each Qualified Stockholder, a number of Acquiror Common Shares equal to the product of (1) the Applicable Earnout Percentage, multiplied by (2) 3,750,000.

(c) If, at any time following the Effective Time to December 31, 2026, the Closing Price per Acquiror Common Share is equal to or exceeds $20.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, Acquiror shall promptly issue to each Qualified Stockholder, a number of Acquiror Common Shares equal to the product of (1) the Applicable Earnout Percentage, multiplied by (2) 5,000,000.

(d) If, at any time following the Effective Time to December 31, 2028, the Closing Price per Acquiror Common Share is equal to or exceeds $30.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, Acquiror shall promptly issue to each Qualified Stockholder, a number of Acquiror Common Shares equal to the product of (1) the Applicable Earnout Percentage, multiplied by (2) 5,000,000.

(e) For the avoidance of doubt, the number of shares of Acquiror Common Shares to be issued by the Acquiror to a Qualified Stockholder on any date of issuance pursuant to clauses (a) through (d) above shall be rounded down to the nearest whole share and no fractional shares of Acquiror Common Shares shall be issued.

(f) For the avoidance of doubt, the Qualified Stockholder shall be entitled to receive the shares of Acquiror Common Stock described in the foregoing provisions of this Section 2.8 only upon the occurrence of the events within the respective time periods contained herein.

(g) The Acquiror Common Stock price targets set forth in the foregoing provisions of this Section 2.8 and the number of shares of Acquiror Common Stock issuable pursuant thereto shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Acquiror Common Stock occurring on or after the Closing (other than the transactions contemplated by this Agreement).

(h) Any issuance of Acquiror Common Shares under this Section 2.8 shall be treated as comprised of two components, respectively, a principal component and an interest component, the amounts of which shall be determined as provided in Reg. §1.483-4(b) example (2) using the 3-month test rate of interest provided for in Reg. §1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such issuance of Acquiror Common Shares under this Section 2.8, such Acquiror Common Shares representing the principal component (with a value equal to the principal component) and Acquiror Common Shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

Article III
EFFECTS OF THE MERGER ON THE COMPANY
CAPITAL STOCK, COMPANY CONVERTIBLE NOTES AND EQUITY AWARDS

Section 3.1 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock (after giving effect to the Company Preferred Conversion), in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock shall be converted into a share of common stock of the Surviving Corporation.

(c) Each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(d) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2 Exchange Procedures

(a) Prior to the Closing, Acquiror shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3 Treatment of Company Convertible Notes and Restricted Stock Unit Awards.

(a) [Reserved.]

(b) As of the Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of Acquiror Common Stock as is equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) As of the Effective Time, (x) each Series A Company Convertible Note that is outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of Acquiror Common Stock determined in accordance with such Company Convertible Note as is equal to (i) the number of shares of Company Common Stock issuable upon conversion of such Series A Company Convertible Notes in accordance with their terms immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (y) each Series B Company Convertible Note outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of Acquiror Common Stock as set forth in the Company Convertible Note Subscription Agreements.

(d) The Company shall take all necessary actions to effect the treatment of Restricted Stock Unit Awards pursuant to Section 3.3(b) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Restricted Stock Unit Award may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1, Form S-3 or S-4) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and provide that shares in respect of Company Awards that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Awards will be granted under the Company Incentive Plan.

Section 3.4 Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Acquiror, the Company and the Exchange Agent, as applicable, shall use commercially reasonable efforts to reduce or eliminate any such withholding including by requesting any appropriate Tax forms, including IRS Form W-9 or the appropriate IRS Form W-8, as applicable.

Section 3.5 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration (including, for the avoidance of doubt, any Acquiror Common Shares issuable in accordance with Section 2.8), but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 (including, for the avoidance of doubt, any Acquiror Common Shares issuable in accordance with Section 2.8) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1 Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (c) and (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby or be material to the business of the Company and its Subsidiaries, taken as a whole and (ii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 30,000,000 shares of Company Common Stock, and (y) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000 shares have been designated as Company Preferred Stock. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens. All shares of Company Common Stock are uncertificated, book-entry shares.

(b) Except as otherwise set forth in this Section 4.6 or on Section 4.6(b) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens, and neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the preliminary draft unaudited consolidated balance sheets and statements of operations of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020.

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements and, when delivered, the H1 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the H1 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the H1 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements of the Company and its consolidated Subsidiaries for external purposes in accordance with GAAP, except where the failure to do so would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor, to the knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9 No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements (as the Financial Statements exist as of the date of this Agreement) in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, or (c) which will be satisfied, discharged or paid off prior to or at the Closing.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or, to the knowledge of the Company, threatened by any Governmental Authority), or other proceedings at law or in equity (each, a “Legal Proceeding” and collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries is in compliance with all applicable Laws that are material to the operation of the business of the Company or any of its Subsidiaries, in all material respects.

(b) For the past five (5) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Vendor’s relationship with the Company or any of its Subsidiaries);

(ii) Any Contract with any of the Top Customers (as defined below) (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer’s relationship with the Company or any of its Subsidiaries);

(iii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $100,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;

(v) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(vi) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vii) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii) Employment Contracts with each current executive, officer, director or management-level employee of the Company or its Subsidiaries;

(ix) Contracts with any employee, advisor, independent contractor, or consultant of the Company or any of the Company’s Subsidiaries or with any other Person that provide for change in control, severance, transaction bonus, retention, or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the transactions contemplated hereby;

(x) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xi) Any collective bargaining or similar labor-related agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council, or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xii) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xiii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xiv) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $100,000 in any calendar year;

(xv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xvi) Contracts with respect to any bonuses, fees or other amounts payable upon the consummation of the transactions contemplated hereby; and

(xvii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including, if applicable, ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates, if any, has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates, if any, has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award).

(h) Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union, works council, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees, workers, or independent contractors of the Company or any of its Subsidiaries. There is not currently any pending, nor to the knowledge of the Company, threatened or reasonably anticipated: (A) strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company; (B) unfair labor practice charge or complaint the Company or any Subsidiary of the Company before the National Labor Relations Board or any other similar Governmental Authority; or (C) complaint, grievance, or arbitration arising out of any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization. No notice, consent or consultation obligations with any labor union, works council, or employee representative organization will be a condition precedent to, or required or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Each of the Company and its Subsidiaries are, and have been for the past five (5) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

(c) There are not currently any pending, nor to the knowledge of the Company, threatened or reasonably anticipated Legal Proceedings or other Actions before any Governmental Authority or arbitrator by or on behalf of any current or former applicant, employee, worker, consultant, or independent contractor of the Company or its Subsidiaries, any labor union, works council, or employee representative organization, or any other Person in connection with the employment or engagement of any current, prospective, or former applicant, employee, worker, consultant, or independent contractor of the Company or otherwise alleging breach of any express or implied Contract of employment, violation of any applicable Law governing employment and employment practices, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries. No allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(f) In the past five (5) years, the Company and its Subsidiaries have not taken any actions that did or would reasonably be expected to require notification under the Worker Adjustment Notification and Retraining Act or similar foreign, federal, or state law requiring advance notice to employees of termination of employment. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company. The Company and its Subsidiaries are in material compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company and its Subsidiaries.

(j) No written claim has been made in the past three (3) years by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Except as set forth in Section 4.15(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax on a net basis in a jurisdiction outside the country of its organization.

(m) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(o) The Company is and always has been properly classified as a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes.

(p) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18 Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20 Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property, including the name(s) of the Company or Subsidiary party to such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease. Except as disclosed in Section 4.20(a) of the Company Disclosure Letter, each of the Real Property Leases is in full force and effect, and is a valid and binding obligation of the Company or one of its Subsidiaries, as applicable. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good, marketable and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company has delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, licenses, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property to which the Company or any of its Subsidiaries is a party, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been amended, modified or terminated in any respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror. There are no oral leases, licenses or other agreements with respect to any Leased Real Property.

(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) Except as disclosed in Section 4.20(a) of the Company Disclosure Letter, as of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries has knowledge of, nor has received any written notice of, any default or breach under any of the Real Property Leases.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns or has ever owned an interest in any real property.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and (excluding any pending applications, abandoned applications, or expired patents included in the Company Registered Intellectual Property) is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) To the knowledge of the Company, the Company and its Subsidiaries have not, within the five (5) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending to which the Company or such Subsidiary of the Company is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within the twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing.

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company, (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the five (5) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(g) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries, to be subject to Copyleft Licenses.

Section 4.22 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance in all material respects with, and during the five (5) years preceding the date of this Agreement have maintained and been in compliance in all material respects with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights.

(b) During the five (5) years preceding the date of this Agreement (i) to the knowledge of the Company, there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23 Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) To the knowledge of the Company and each of its Subsidiaries, neither the Company nor any Subsidiary is considered the “owner” or “operator” of any real property pursuant to applicable Environmental Laws, except for the Company Real Property. There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24 Absence of Changes. From December 31, 2021, (a) there has not been any Company Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and (c) none of the Company or any of its Subsidiaries has taken (or failed to take) any action that, if taken (or failed to be taken) after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 4.25 Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company’s nor any of its Subsidiaries’ directors or officers, nor, to the knowledge of the Company, any managers, employees, agent or third-party representative of the Company acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), legal, regulatory, or administrative proceedings, whistleblower complaints or reports against the Company or any of the Company’s Subsidiaries, or internal or external audits alleging (i) any unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26 Anti-Money Laundering Compliance.

(a) Neither the Company nor, any of its Subsidiaries, directors, officers, managers, employees, nor, to the knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(b) There are no current or pending or, to the knowledge of the Company, threatened in writing, legal, regulatory, or administrative proceedings, filings, Governmental Orders, or, to the knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its Subsidiaries or any of their respective directors, officers, managers, or employees (in their capacities as such), except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.27 Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries as well as its directors and officers, and to the knowledge of the Company, its managers, employees, agents and third-party representatives (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, regulatory or administrative proceedings, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective managers, employees, agents or representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, is or has been during the past five (5) years (i) a Sanctioned Person or (ii) transacting business directly or knowingly indirectly, or otherwise engaging in dealings, with or for the benefit of, any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.28 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29 Vendors and Customers.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Vendors”).

(b) Except as set forth on Section 4.29(b) of the Company Disclosure Letter, none of the Top Vendors has informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c) Section 4.29(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Customers”).

(d) Except as set forth on Section 4.29(d) of the Company Disclosure Letter, none of the Top Customers has informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers is otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.30 Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries has provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.31 Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course of business consistent with past practice.

Section 4.32 Related Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any of its Subsidiaries, or any immediate family of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly: (a) any economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (b) any economic interest in any person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (c) any beneficial interest in any Contract of the type described in Section 4.12(a); or (d) any contractual or other arrangement with the Company or any of its Subsidiaries, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.32. The Company and the Company Subsidiaries have not, during the past five (5) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.33 No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) other than with respect to the representations or warranties in Sections 5.8, 5.12 or 5.15, in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole stockholder of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (A) through (I) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares present and entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purposes, and such approvals are the only approvals of Acquiror Stockholders necessary in connection with the execution and delivery of this Agreement by the Acquiror and Merger Sub and the consummation of the transaction contemplated hereby.

(c) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4 Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 31, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since December 31, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since December 31, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or prohibit or terminate the listing of Acquiror Common Stock on Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and stockholders’ equity of Acquiror for the period from May 27, 2021 (inception) through December 31, 2021, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8 Trust Account. As of the date of this Agreement, Acquiror has at least $78.0 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 27, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, to the knowledge of Acquiror, there are no conditions to the use of funds in the Trust Account which will not be satisfied or funds available in the Trust Account (other than pursuant to the Acquiror Share Redemption) which will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since December 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement, (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have conducted their business only in the ordinary course of business consistent with past practice and (c) neither Acquiror nor Merger Sub has taken (or failed to take) any action that, if taken (or failed to be taken) after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.5.

Section 5.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12 Capitalization of Acquiror

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 100,000,000 shares of Acquiror Common Stock, 10,011,662 of which are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 shares of Acquiror preferred stock, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) together, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, the outstanding Acquiror Rights will automatically convert at the time of the Merger into an aggregate of 807,974 shares of Acquiror Common Stock. All outstanding Acquiror Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(c) Except for the Acquiror Rights or as set forth in Section 5.12(c) of the Acquiror Disclosure Letter, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14 Indebtedness. Neither Acquiror nor Merger Sub have any Indebtedness (other than in connection with an extension to consummate a business combination pursuant to the Trust Agreement).

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of Acquiror presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to Acquiror and Merger Sub, taken as a whole.

(g) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j) No written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Acquiror has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) The Acquiror has never had a permanent establishment in any country other than the country of its organization, nor is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(n) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

(o) The Acquiror is and always has been properly classified as a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes and has had comparable status under the Laws of any other jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return.

(p) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.16 Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.17 Stock Market Quotation. As of the date hereof, (a) the Acquiror Common Shares are listed for trading on Nasdaq under the symbol “WTMA”; (b) the Acquiror Rights are listed for trading on Nasdaq under the symbol “WTMAR”; (c) and units of Acquiror are listed for trading on Nasdaq under the symbol “WTMAU”, in each case, as registered pursuant to Section 12(b) of the Exchange Act. Acquiror is in compliance with the rules of Nasdaq, as applicable, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Rights or terminate the listing of Acquiror Common Stock or Acquiror Rights on Nasdaq, as applicable. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Rights under the Exchange Act.

Section 5.18 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.19 No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VI
COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not to be unreasonably conditioned, withheld, delayed or denied), (i) operate the business of the Company in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, keep available the services of the employees of the Company and its Subsidiaries and preserve intact the current business relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, and (iii) the acquisition of shares of WaveTech GmbH upon exercise of the Company Options;

(e) (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than in the ordinary course of business consistent with past practice or as required by Law or (ii) incur, authorize or otherwise become liable for any bonuses, fees or other amounts payable upon the consummation of the transactions contemplated hereby, other than fees payable to service providers in the ordinary course of business consistent with past practice;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) acquire, purchase, obtain, assume, or otherwise obtain, or sell, assign, or otherwise dispose of any fee simple ownership interest or leasehold estate in any real property (other than in the ordinary course of business consistent with past practice);

(h) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, the sum of (i) and (ii) not to be in excess of $750,000 in the aggregate, in each case, other than (x) in the ordinary course of business consistent with past practice, (y) as between the Company and its Subsidiaries and (z) the Series B Company Convertible Notes;

(k) (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, other than (i) the issuance of Company Common Stock upon the exercise of any Company Option or the conversion of any Company Convertible Note, or (ii) the Series B Company Convertible Notes, or the grant any equity or equity-based compensation;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business consistent with past practice or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries except in the ordinary course of business consistent with past practices, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of $100,000, in the aggregate;

(s) materially amend or change any of the Company’s or any Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business consistent with past practice or as required by a change in GAAP;

(t) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u) other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(v) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(w) waive the restrictive covenant obligations of any Person to the Company or any of the Company’s Subsidiaries, except any such waiver that does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(x) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(y) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(z) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC (including with respect to the standards and rules set forth by the Public Company Accounting Oversight Board), the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”).

(b) As soon as reasonably practicable, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the six month period ended June 30, 2022 (the “H1 Financial Statements” and, together with the Updated Financial Statements, when delivered pursuant to Section 6.3(a), the “Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such H1 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the H1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.4 Affiliate Agreements. Prior to the Closing, the Company shall cause all Affiliate Agreements, other than those set forth on Section 6.4 of the Company Disclosure Letter, to be terminated or settled effective as of or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall cause its Subsidiaries and its and their representatives not to, directly or indirectly, (i) initiate, engage in or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or (v) propose, resolve or agree to do any of the foregoing or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than Acquiror and its representatives).

Section 6.6 Company Convertible Note Subscriptions. Unless otherwise approved in writing by Acquiror (which approval shall not be unreasonably withheld, conditioned, delayed or denied), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the subscription amount under any Company Convertible Note Subscription Agreement or reduce or impair the rights of the Company under any Company Convertible Note Subscription Agreement, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Company Convertible Note Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Company Convertible Note Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Company Convertible Notes contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Company Convertible Note Subscription Agreements have been satisfied, the Company shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Company Convertible Note Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Company Convertible Note Subscription Agreements to cause the Company Convertible Note Investors to pay to (or as directed by) the Company the applicable purchase price under each Company Convertible Note Investor’s applicable Company Convertible Note Subscription Agreement in accordance with its terms.

Section 6.7 Disclosure Controls. Prior to the Closing, the Company will use its reasonable best efforts to establish and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures will be designed to ensure that material information (both financial and non-financial) relating to the Company (and the Acquiror, following the Closing), including its consolidated Subsidiaries, is made known to the Company’s (or the Acquiror’s, following the Closing) principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

Article VII
COVENANTS OF ACQUIROR

Section 7.1 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan (the “Key Executive Alignment Program”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Key Executive Alignment Program, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Key Executive Alignment Program.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2 Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account after deducting the amount required to satisfy the Acquiror Share Redemption Amount, the Unpaid Acquiror Expenses and the Deducted Company Transaction Expenses Amount, in each case, as of the date of the written statement delivered pursuant to Section 2.4(c), (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (including in connection with Section 7.2(b)), plus (iii) the aggregate gross proceeds received or will be received by Acquiror or the Company or any of their Subsidiaries pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of Acquiror, the Company or any of their respective Subsidiaries, including for the avoidance of doubt, the Series B Company Convertible Notes (the sum of (i) through (iii), the “Available Cash”), is equal to or greater than $25,000,000 (the “Minimum Available Cash Amount”), then the condition set forth in Section 9.3(c) shall be satisfied.

(b) If the Available Cash is less than the Minimum Available Cash Amount after the Acquiror Share Redemptions, then, at or prior to the Closing, Acquiror shall, with the written consent of the Company, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to purchase or sell to any other person additional Acquiror Common Shares at a price per share not less than the Acquiror Share Value up to an amount that would result in the Available Cash being at least equal to the Minimum Available Cash Amount.

(c) In addition to the PIPE Investments contemplated by the Company and Acquiror pursuant to Section 7.2(b), subject to receipt of the written consent of the Company with respect to such additional PIPE Investments, Acquiror shall be permitted to enter into subscription agreements with a financing source or sources relating to additional PIPE Investments with respect to a private placement of Acquiror Common Shares, debt securities, convertible equity securities (including, for the avoidance of doubt, options and warrants) or preferred equity securities of Acquiror, which such subscription agreements shall, upon execution, be deemed PIPE Subscription Agreements.

(d) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3 Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4 No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries and its and their representatives not to, directly or indirectly, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate, solicit, engage in or otherwise participate in any discussions or negotiations with any Person with respect to any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives or (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to a Business Combination Proposal. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by the Company in writing (which shall not be unreasonably withheld, delayed or conditioned), operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which shall not be unreasonably withheld, delayed or conditioned), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v) other than as expressly required by the Sponsor Support and Lock-Up Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Acquiror, other than the incurrence or issuance of (A) promissory notes issued pursuant to Article Fifth, Section G of the Amended and Restated Certificate of Incorporation of Acquiror, (B) the issuance of any convertible notes in connection with a PIPE Investment, (C) indebtedness to fund the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan in amounts not to exceed $500,000 in the aggregate incurred in the ordinary course of business) or (D) indebtedness to fund professional services and any expenses related thereto (including customary printing, electronic filing and data room hosting expenses) incurred in connection with negotiation, execution or consummation of the transactions contemplated hereby;

(vii) (A) except in connection with any PIPE Investment previously consented to by the Company or pursuant to Section 7.2(b), issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration (other than pursuant to the exercise of any Acquiror Rights and unit purchase option issued to Chardan Capital Markets, LLC) or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof;

(viii) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of seven (7) directors, who shall initially include:

(i) four (4) director nominees designated by the Company and reasonably acceptable to Acquiror;

(ii) two (2) director nominees mutually agreed by Acquiror and the Company; and

(iii) one (1) director nominee to be designated by Acquiror and reasonably acceptable to the Company.

(b) (i) the class of directors serving in the term expiring on the first annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of one director nominee referred to in Section 7.6(a)(i) and one director nominee referred to in Section 7.6(a)(ii); (ii) the class of directors serving in the term expiring on the second annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of two director nominees referred to in Section 7.6(a)(i) and one director nominee referred to in Section 7.6(a)(ii); and (iii) the class of directors serving in the term expiring on the third annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of one director nominee referred to in Section 7.6(a)(i) and the director nominee referred to in Section 7.6(a)(iii);

(c) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(d) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter (which may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) The Company shall purchase, at or prior to the Closing, and both Acquiror and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the directors and officers of Acquiror (the “Acquiror Tail Policy”). The Acquiror Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under Acquiror’s current directors’ and officers’ liability insurance policies as of the date of this Agreement.

(c) The Company shall purchase, at or prior to the Closing, and shall maintain, or cause to be maintained, in effect for six (6) years following the Effective Time, without lapses in coverage, directors’ and officers’ liability insurance that provides coverage for the individual persons who are directors and officers of the Company as of the date of this Agreement (the “Company Coverage Obligation”). This Company Coverage Obligation can be fulfilled in one of two ways: (i) the annual renewal of a D&O insurance providing the aforementioned coverage (the “Annual Policy Option”), which policy may also provide coverage for the directors and officers of Acquiror, or (ii) through the purchase of a “tail policy” for the directors’ and officers’ liability insurance policies in effect for the directors and officers of the Company before the date of this Agreement. Should the Company choose the Annual Policy Option, and at any time between the date of the Closing and the six-year anniversary of the date of the Closing, the Company for any reason, does not renew the annually renewing directors’ and officers’ liability insurance policies, then the Company shall purchase a tail policy for this lapsing D&O insurance program, the duration of which shall be no less than the number of years equal to the remaining time period between the six-year anniversary of the date of the Closing and the number of years that had elapsed between date of the Closing and the lapsing of the annually renewing directors’ and officers’ liability insurance policies.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(e) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8 Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9 PIPE Subscriptions. Unless otherwise approved in writing by the Company, and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of Acquiror under any PIPE Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the PIPE Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms.

Section 7.10 Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of a party, threatened in writing, against a party or the Board of Directors of such party by any of such party’s stockholders prior to the Closing, such party shall promptly notify the other party of any such litigation and keep the other party reasonably informed with respect to the status thereof. Such party shall provide the other party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other party’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Article VIII
JOINT COVENANTS

Section 8.1 Filings.

(a) Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2 Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Key Executive Alignment Program that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a).

(b) Acquiror Stockholder Approval. Acquiror shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) approval of the change of Acquiror’s name to “WaveTech Group, Inc.”, (B) amendment and restatement of Acquiror’s certificate of incorporation and bylaws, in the form attached as Exhibits B and C to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals to implement the foregoing as are required by applicable Law or as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger, (E) approval of the adoption by Acquiror of the Key Executive Alignment Program, (F) the election of directors effective as of the Closing as contemplated by Section 7.6, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals (a “Acquiror Modification in Recommendation”); provided, that if, at any time prior to obtaining the Acquiror Stockholder Approval, the board of directors of Acquiror determines in good faith, after consultation with its outside legal counsel, that the failure to make an Acquiror Modification in Recommendation would result in a breach of its fiduciary duties under applicable Law, Acquiror or the board of directors of Acquiror may, prior to obtaining the Acquiror Stockholder Approval, make an Acquiror Modification in Recommendation. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Acquiror Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date.

(c) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support and Lock-Up Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If a meeting of the stockholders of the Company is required, the Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective. As promptly as practicable after the initial filing of the Registration Statement, the Company (with the assistance and cooperation of Acquiror as reasonably requested by the Company) shall, if required, prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent or by vote at a such meeting of the stockholders of the Company (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall, if a meeting of the stockholders of the Company is required, deliver the Consent Solicitation Statement to its stockholders. The Company shall, through its Board of Directors, recommend to its stockholders (A) the adoption and approval of this Agreement in accordance with applicable Law, (B) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (C) in the event the Company is not able to obtain the Written Consent, adjournment of such meeting of the stockholders of the Company, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and include such recommendation in the Consent Solicitation Statement. The Board of Directors of the Company shall not withdraw, amend, qualify or modify its recommendation to the stockholders of the Company that they vote in favor of the Transaction Proposals (a “Company Modification in Recommendation”); provided, that if, at any time prior to obtaining the Company Stockholder Approval, the board of directors of Company determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Modification in Recommendation would result in a breach of its fiduciary duties under applicable Law, Company or the board of directors of Company may, prior to obtaining the Company Stockholder Approval, make a Company Modification in Recommendation. To the fullest extent permitted by applicable Law, the Company’s obligations to establish a record date for and obtain the Written Consent, or to establish a record date for, duly call, give notice of, convene and hold such a meeting of the stockholders of the Company, as appliable, shall not be affected by any Company Modification in Recommendation.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.3 will constitute a breach of Section 6.1 or Section 7.5, respectively.

Section 8.4 Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred by the Company in connection with this Agreement shall constitute Company Transaction Expenses. Acquiror shall file or cause to be filed all Tax Returns and other documentation with respect to Transfer Taxes.

Section 8.5 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the capital stock of the Company or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6 Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of during the Interim Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order or enacting such statute, rule or regulation has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; and

(e) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.

Section 9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within ten (10) days after notice (or if earlier, the Agreement End Date);

(c) No Company Material Adverse Effect shall have occurred on or after the date of this Agreement; and

(d) The Company Options shall have been exercised in full by the holders thereof in exchange for Company Common Stock in accordance with their terms and all Company Options shall have ceased to be outstanding.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform their obligations under this Agreement;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Available Cash shall be no less than the Minimum Available Cash Amount.

Section 9.4 Frustration of Conditions to Obligations. Neither the Acquiror nor the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by the Company or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been an Acquiror Modification in Recommendation;

(e) by Acquiror if there has been a Company Modification in Recommendation;

(f) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before March 31, 2023 (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(g) by Acquiror if the Company Stockholder Approvals shall not have been obtained within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

(h) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

(i) by the Company if the Company has not sold and received the proceeds in the aggregate principal amount of at least $5,000,000 of Series B Company Convertible Notes on or prior to the later of (i) December 31, 2022 and (ii) the time at which the Registration Statement shall have been declared effective.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 4, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email prior to 6:00 p.m. local time of the recipient on a Business Day, or on the following Business Day if received after 6:00 p.m. or on a day that is not a Business Day, unless a bounce back or message delivery failure notification is received, addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Welsbach Acquisition Holdings LLC
160 S Craig Place
Lombard, Illinois 60148
Attention:	Daniel Mamadou
Chris Clower
Email:	daniel.mamadou@wtmau.com
chris.clower@wtmau.com

with copies to (which shall not constitute notice):

Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: David Silverman
Tim Pitrelli
Email:	dsilverman@cooley.com
tpitrelli@cooley.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

WaveTech Group, Inc.
Egermannstraße 1
53359 Rheinbach
Deutschland
Attention:	Dag Arild Valand
Email:	d.valand@wavetech.com

with copies to (which shall not constitute notice):

Pryor Cashman, LLP
7 Times Square
New York, New York 10036
Attention:	M. Ali Panjwani, Esq.
Eric M. Hellige, Esq.
Email:	ali.panjwani@pryorcashman.com
ehellige@pryorcashman.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Acquiror Expenses and Unpaid Company Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts; Electronic Delivery. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 11.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support and Lock-Up Agreement and Company Holders Support and Lock-Up Agreement, and (iii) the Mutual Nondisclosure Agreement, dated as of January 17, 2022, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) (clause (ii), the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned, delayed or denied by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse. Except (x) as otherwise contemplated by Article XI and (y) in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (each of the foregoing, a “Nonparty Affiliate”) shall have any liability or obligation (whether in Contract, tort, equity or otherwise, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges of the Nonparty Affiliates from any such liability or obligation.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation and other agreement and such rights shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “WTMA Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the WaveTech Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the WTMA Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the WTMA Group, on the one hand, and Cooley, on the other hand, (the “Privileged Deal Communications”) shall remain privileged after Closing the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the WTMA Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation; provided, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. To the extent that files or other materials maintained by Cooley constitute property of its clients, only Sponsor shall hold such property rights and Cooley shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Cooley, on the one hand, and Acquiror, Merger Sub, or any member of the WTMA Group after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(c) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company or any of its Subsidiaries and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “WGI Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the WGI Group, on the other hand, any legal counsel, including Pryor Cashman LLP (“Pryor Cashman”) that represented the Company prior to the Closing may represent any member of the WGI Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the WGI Group, on the one hand, and Pryor Cashman, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the WGI Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

In Witness Whereof the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Welsbach Technology Metals Acquisition Corp.

By:	/s/ Daniel Mamadou
	Name:	Daniel Mamadou
	Title:	Chief Executive Officer

WTMA Merger Subsidiary Corp.

By:	/s/ Christopher Clower
	Name:	Christopher Clower
	Title:	Director

WaveTech Group, Inc.

By:	/s/ Dag Arild Valand
	Name:	Dag Arild Valand
	Title:	Chief Executive Officer

Exhibit A

[See Exhibit 10.1 to Form 8-K]

Exhibit B

Exhibit B

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

[●], 2023

Welsbach Technology Metals Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Welsbach Technology Metals Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on May 27, 2021. A Certificate of Amendment to Certificate of Incorporation was filed with the Delaware Secretary on October 11, 2021. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on December 27, 2021.

2. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and Section 245 of the DGCL.

3. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this [●] day of [●], 2023.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

By:
	Name:	Daniel Mamadou
	Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WAVETECH GROUP INC.

ARTICLE I

The name of the corporation is WaveTech Group Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 101,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 1,000,000, having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Common Stock.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), holders of shares of any Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation or amendment thereof) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation).

3. Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

4. Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

5. Transfer Rights. Subject to applicable law, this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) and any agreement as may be entered into from time to time amongst the stockholders, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B. Preferred Stock.

1. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

2. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for series of Preferred Stock and, with respect to each series, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or in such resolution or resolutions.

3. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”).

B. The Board of Directors, other than those who may be elected by the holders of any class or series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II and Class III. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected, assigned or appointed to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation; the directors first elected, assigned or appointed to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation; and the directors first elected, assigned or appointed to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes as it may determine at the time the classification of the Board of Directors becomes effective. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from the Board of Directors at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) and the Bylaws. Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph A of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote with respect thereto.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Executive Chairman of the Board of Directors, the Chief Executive Officer or a President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL or other applicable law as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL or other applicable law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law as so amended.

ARTICLE IX

A. The Corporation shall indemnify, to the fullest extent authorized or permitted by applicable law, including Section 145 of the DGCL, as now or hereafter in effect, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify (or advance expenses to) any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person or in defending any counterclaim, cross-claim, affirmative defense, or like claim by the Corporation in such a proceeding unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article IX. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing provisions of this Article IX, no indemnification nor advancement of expenses will extend to any claims made by the Corporation’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

B. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Second Amended and Restated Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or subrogation to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE X

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or this Second Amended and Restated Certificate of Incorporation (as any of the foregoing may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have notice of and consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (and as may be further amended from time to time).

C. Notwithstanding the foregoing, the provisions of paragraph A of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim over which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article X. Failure to enforce the provisions contained in this Article X would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE XI

A. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, in addition to any vote required by applicable law and any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation or any Certificate of Designation filed with respect to a series of Preferred Stock, the following provisions in this Second Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX, Article X and this Article XI.

B. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

* * * * *

Exhibit C

Exhibit C

Form of

Amended and Restated Bylaws

of

WaveTech Group Inc.

(a Delaware corporation)

Effective [     ], 2023

i

(continued)

5.4	Removal and Resignation of Officers	C-17
5.5	Vacancies in Offices	C-17
5.6	Representation of Shares of Other Corporations	C-17
5.7	Chief Executive Officer.	C-17
5.8	Other Officers	C-17
5.9	Compensation.	C-18
Article VI - Records		C-18
Article VII - General Matters		C-18
7.1	Execution of Corporate Contracts and Instruments	C-18
7.2	Stock Certificates	C-18
7.3	Special Designation of Certificates.	C-19
7.4	Lost Certificates	C-19
7.5	Shares Without Certificates	C-19
7.6	Construction; Definitions	C-19
7.7	Dividends	C-20
7.8	Fiscal Year	C-20
7.9	Seal	C-20
7.10	Transfer of Stock	C-20
7.11	Stock Transfer Agreements	C-20
7.12	Registered Stockholders	C-20
7.13	Waiver of Notice	C-20
7.14	Lock-up	C-21
Article VIII - Notice		C-23
8.1	Delivery of Notice; Notice by Electronic Transmission	C-23
Article IX - Indemnification		C-24
9.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	C-24
9.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	C-24
9.3	Authorization of Indemnification	C-25
9.4	Good Faith Defined	C-25
9.5	Indemnification by a Court	C-25
9.6	Expenses Payable in Advance	C-26
9.7	Nonexclusivity of Indemnification and Advancement of Expenses	C-26
9.8	Insurance	C-26
9.9	Certain Definitions	C-26
9.10	Survival of Indemnification and Advancement of Expenses	C-27
9.11	Limitation on Indemnification	C-27
9.12	Indemnification of Employees and Agents	C-27
9.13	Primacy of Indemnification	C-27
Article X - Amendments		C-28
Article XI - Definitions		C-28

ii

Amended and Restated

Bylaws

of

WaveTech Group Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of WaveTech Group Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices and places of business at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time determine or as the affairs of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board, provided that the Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone or reschedule any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation and to the requirements of applicable law, special meetings of the stockholders for any purpose or purposes may be called, postponed, rescheduled or cancelled only by the Chairman of the Board, or a Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 211(a)(2) of the DGCL.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action and must be (a) specified in a notice of meeting given by or at the direction of the Board of Directors or any duly authorized committee thereof, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or any duly authorized committee thereof, the Executive Chairman of the Board or Chairperson of the Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than the close of business on the 90th day nor more than the opening of business on the 120th day prior to the one-year anniversary of the immediately preceding year’s annual meeting of the stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day prior to such annual meeting or(y) the close of business on the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and record address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, or any of its officers or directors, or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (7) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (8) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (8) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the Proposing Person proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board of Directors shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 2.4.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.7 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the later of (x) close of business on the 90th day prior to such special meeting or (y) the close of business on the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (1) the conclusion of the time period for Timely Notice, (2) the date set forth in Section 2.5(ii)(a), or (3) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors) to the Secretary at the principal executive offices of the Corporation (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided in the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided in the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Board may, and shall if required by law, shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws required to be exercised or done by the stockholders.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall initially be seven directors and shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Chairperson of the Board; Vice Chairperson of the Board; Executive Chairman.

The Board may appoint, in its discretion, from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. The Board may appoint, in its discretion, from its members an Executive Chairman who shall not be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board. If the Board appoints an Executive Chairman, the Executive Chairman shall be delegated the primary responsibility for overseeing and advising the senior management of the Corporation and shall perform such other duties and possess such powers as are assigned by the Board; provided that notwithstanding anything to the contrary herein, the Executive Chairman shall not have charge over the non-delegable duties of the Board. If the Board of Directors appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

3.4 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.5 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, retirement or removal in accordance with the Certificate of Incorporation and applicable law. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.5 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.4.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification, retirement or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

3.6 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to these bylaws shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

3.7 Regular Meetings.

Regularly scheduled, periodic meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.8 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Executive Chairman of the Board, the Chief Executive Officer, a President, or the Secretary.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail;

(iv) sent by other means of electronic transmission; or

(v) sent by a nationally recognized overnight delivery service,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by a nationally recognized overnight delivery service, at least two days before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least five days before the time of the holding of the meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these bylaws, the notice or the waiver of notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.13.

3.9 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.10 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.11 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, subject to any applicable limit set forth in the Corporation’s equity compensation plan as in effect from time to time.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation and shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. However, no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.6 (Place of Meetings; Meetings by Telephone);

(ii) Section 3.7 (Regular Meetings);

(iii) Section 3.8 (Special Meetings; Notice);

(iv) Section 3.10 (Board Action without a Meeting); and

(v) Section 7.13 (Waiver of Notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.2 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, one or more Presidents and a Secretary. The Corporation may also have, at the discretion of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, a President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or a President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or a President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Chief Executive Officer.

The Chief Executive Officer shall, subject to the provisions of these by-laws, any employment agreement, any employee plan and the control of the Board of Directors, have general supervision, direction and control over the business of the Corporation and over its officers, employees and agents and shall have full authority to execute all documents and take all actions that the Corporation may legally take. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

5.8 Other Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.9 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation shall be recorded in accordance with Section 224 of the DGCL and shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Executive Chairman, Chairperson or Vice Chairperson of the Board, Chief Executive Officer, a President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile or other electronic means. In case any officer, transfer agent or registrar who has signed or whose facsimile or other electronic signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart, out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be the calendar year unless otherwise fixed by resolution of the Board, and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile or other electronic version thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. All such waivers shall be kept with the books of the Corporation. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

7.14 Lock-up.

(i) Subject to Section 7.14(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued as consideration pursuant to that certain Agreement and Plan of Merger entered into by and among the Corporation (formerly known as Welsbach Technology Metals Acquisition Corp.), WaveTech Group Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (“Merger Sub”), and WaveTech Group, Inc. a Delaware corporation (the “Company”), dated as of October 31, 2022 (as amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger as a wholly owned subsidiary of the Corporation, may not, without the prior written consent of the Corporation:

(a) Transfer any Lock-up Shares until the end of the Lock-up Period;

(b) deposit any of the Lock-up Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Lockup Shares that conflicts with any of the covenants or agreements set forth in this Section 7.14;

(c) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares; or

(d) make any demand for or exercise any right with respect to the registration of any shares of common stock of the Corporation or any security convertible into or exercisable or exchangeable for shares of common stock of the Corporation

(collectively, the restrictions contained in paragraphs 7.14(i)(a) through (d) will hereinafter be referred to as the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 7.14(i), during the Lock-Up Period the Lock-Up shall not apply to:

(a) the transfer of the Lock-up Shares: (1) if the Lock-up Holder or such Permitted Transferee is a natural person, (A) to any person related to the Lock-up Holder or such Permitted Transferee by blood or adoption (no more remote than first cousin) or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the Lock-up Holder or such Permitted Transferee or any of the Lock-up Holder’s or such Permitted Transferee’s Family Members, (B) to the Lock-up Holder’s or such Permitted Transferee’s estate, following the death of the Lock-up Holder or such Permitted Transferee, by will, intestacy or other operation of law, (C) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (D) to any partnership, corporation, limited liability company or other legal business entity which is controlled by the Lock-up Holder or such Permitted Transferee and/or by any such Family Member(s); (2) if the Lock-up Holder or such Permitted Transferee is a corporation, partnership or other business entity, (A) to another corporation, limited liability company, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Lock-up Holder or such Permitted Transferee, including investment funds or other entities under common control with the Lock-up Holder or such Permitted Transferee, or (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Lock-up Holder or such Permitted Transferee (including upon the liquidation and dissolution of the Lock-up Holder pursuant to a plan of liquidation approved by the Lock-up Holder’s equity holders); or (3) if the Lock-up Holder or such Permitted Transferee is a trust, to any grantors or beneficiaries of the trust; provided, that in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to the Lock-up Holder a lock-up agreement in the form of the lock-up agreement executed by the Lock-up Holder with respect to the Lock-up Shares that have been so transferred or distributed;

(b) the exercise of an option (including a net or cashless exercise of an option) to purchase shares of common stock of the Corporation, and any related transfer of shares of common stock of the Corporation to the Corporation for the purpose of paying the exercise price of such options or any related transfer of shares of common stock of the Corporation for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to the Corporation of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided, that for the avoidance of doubt, the underlying shares of common stock of the Corporation shall continue to be subject to the restrictions on transfer applicable to the Lock-up Shares;

(c) transfers for the net settlement of restricted stock units settled in shares of common stock of the Corporation to pay any tax withholding obligations; provided, that for the avoidance of doubt, the underlying shares of common stock of the Corporation shall continue to be subject to the restrictions on transfer applicable to the Lock-up Shares; or

(d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock of the Corporation; provided, that such plan does not provide for any transfers of shares of common stock of the Corporation during the Lock-up Period;

provided, further, that, with respect to each of (a), (b), (c) and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act (other than (i) a filing at any time on a Form 5 or (ii) a filing after the expiration of the Lock-up Period on a Schedule 13D or Schedule 13G (or Schedule 13D/A or Schedule 13G/A)), or other public announcement shall be required or shall be made voluntarily in connection with such transfer during the Lock-up Period (other than in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase shares of common stock of the Corporation following such individual’s termination of service relationship (including service as a director) with the Corporation that would otherwise expire during the Lock-up Period, provided that reasonable notice shall be provided to the Corporation prior to any such filing).

(iii) Notwithstanding the other provisions set forth in this Section 7.14, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, however, that this Section 7.14 shall not apply to fifty percent (50%) of the Lock-Up Shares held by the Lock-Up Holders if the Closing Price per share of the Corporation’s common stock equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

(iv) For purposes of this Section 7.14:

(a) the term “Lock-up Period” means the period beginning on the closing date of the Merger and ending on the date that is six (6) months following the closing date of the Merger;

(b) the term “Lock-up Shares” means the shares of the common stock of the Corporation issued to the Lock-up Holders pursuant to the Merger Agreement upon the closing of the Merger (together with any other equity securities of the Corporation the Lock-up Holder holds of record or beneficially as of the effective date of these bylaws; provided, however, that the Lock-up Shares shall not include any shares of common stock of the Corporation that the Lock-up Holders subscribe for and purchase from the Corporation in the private placement of the Corporation’s common stock at $10.00 per share which closed contemporaneously with the Merger);

(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.14(ii);

(d) the term “Trading Day” means any day on which shares of the Corporation’s common stock is tradeable on the principal securities exchange or securities market on which the Corporation’s shares of common stock are then traded; and

(e) the term “Transfer” means to sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber, any Lock-up Shares or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission (including electronic mail) from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3 and Section 9.11, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3 and Section 9.11, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2; provided, that if no determination has been made pursuant to Section 9.3, no such application shall be permitted unless and until thirty (30) days shall have elapsed from the date such director or officer shall have notified the Corporation in writing requesting such determination. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Subject to Section 9.11, expenses (including without limitation attorneys’ fees) incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action on another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5) or advancement of expenses (which shall be governed by Section 9.6), the Corporation shall not be obligated to indemnify any current or former director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person or in defending any counterclaim, cross-claim, affirmative defense, or like claim by the Corporation in such proceeding unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director or officer (or, to the extent authorized pursuant to Section 9.12 from time to time, an employee or agent) of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Adopted as of: [●], 2023

Last amended as of: N/A